Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER

AND FULL YEAR FISCAL 2012 RESULTS

Vancouver, Canada – March 21, 2013 – lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the fourth quarter and fiscal year ended February 3, 2013.

For the fourth quarter ended February 3, 2013:

•

Net revenue for the quarter increased 31% to $485.5 million from $371.5 million in the fourth quarter of fiscal 2011. The fourth quarter of fiscal 2012 consisted of 14 weeks while the fourth quarter of fiscal 2011 consisted of 13 weeks. Net sales for the quarter include an additional week; however comparable stores sales calculations exclude the 14th week.

•	Comparable stores sales for the fourth quarter increased by 10% on a constant dollar basis. This increase excludes corporate store sales of $18.7 million for the 14th week of the quarter.

•

Direct to consumer revenue increased 56% to $78.3 million, or 16.1% of net revenue, in the fourth quarter of fiscal 2012, from 13.5% of net revenue in the same period last year. This increase includes $4.2 million of net revenue from the 14th week of the quarter.

•	Gross profit for the quarter increased by 31% to $274.5 million, and as a percentage of net revenue gross profit increased to 56.5% for the quarter from 56.3% in the fourth quarter of fiscal 2011.

•	Income from operations for the quarter increased by 31% to $152.6 million, and as a percentage of net revenue was 31.4% compared to 31.2% of net revenue in the fourth quarter of fiscal 2011.

•	The tax rate for the quarter was 29.0% compared to 36.5% a year ago. The lower effective rate reflects the ongoing impact of revised intercompany pricing agreements.

•

Diluted earnings per share for the quarter were $0.75 on net income of $109.4 million, compared to diluted earnings per share of $0.51 on net income of $73.5 million in the fourth quarter of fiscal 2011.

For the fiscal year ended February 3, 2013:

•

Net revenue for the fiscal year increased 37% to $1.4 billion from $1.0 billion in fiscal 2011. Fiscal 2012 consisted of 53 weeks while fiscal 2011 consisted of 52 weeks. Net sales for the year include an additional week; however, comparable stores sales and sales per square foot calculations exclude the 53rd week.

•	Comparable stores sales for fiscal 2012 increased by 16% on a constant dollar basis, resulting in $2,058 annual sales per square foot for comparable stores for fiscal 2012.

•	Direct to consumer revenue increased 86% to $197.3 million, or 14.4% of net revenue in fiscal 2012, from 10.6% of net revenue in fiscal 2011.

•	Gross profit for fiscal 2012 increased by 34% to $762.8 million, from $569.4 million in fiscal 2011. As a percentage of net revenue, gross profit decreased to 55.7% compared to 56.9% in fiscal 2011.

•

Income from operations increased by 31% to $376.4 million, from $287.0 million in fiscal 2011. As a percentage of net revenue, income from operations decreased to 27.5% compared to 28.7% of net revenue in fiscal 2011.

•	The tax rate for fiscal 2012 was 28.8% compared to 36.1% for fiscal 2011. The lower effective rate reflects the ongoing impact of revised intercompany pricing agreements.

•	Diluted earnings per share in fiscal 2012 increased 46% to $1.85 on net income of $270.6 million, compared to diluted earnings per share of $1.27 on net income of $184.1 million in fiscal 2011.

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The Company ended fiscal 2012 with $590.2 million in cash and cash equivalents compared to $409.4 million at the end of fiscal 2011. Inventory at the end of fiscal 2012 was $155.2 million compared to $104.1 million at the end of fiscal 2011. The Company ended the quarter with 211 stores in North America and Australia.

Christine Day, lululemon’s CEO, stated: “The fundamentals of our business are strong, we delivered excellent results in 2012, and we plan to continue to earn the loyalty of our customers and shareholders every day going forward. As previously announced on March 18th, we pulled a selection of our black Luon pants from our stores. Delivering the top quality our guests expect is a critical factor in our differentiation in the market place. Our proprietary fabric, black Luon is a very technical and sensitive product to manufacture. We have a long history with our manufacturers and as we have in the past, we are working closely with them to resolve the current issues. We have a team on site collaborating with them to identify the root cause. We have recently added strong leadership in Quality Control, our Liason Office and our commercialization and development teams, and expect these people and other investments to solidify our quality consistency and our delivery capabilities.”

Updated Outlook

For the first quarter of fiscal 2013, we expect net revenue to be in the range of $333 million to $343 million based on a comparable-store sales percentage increase between 5% and 8% on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.28 to $0.30 for the quarter. This outlook reflects our current expectations of the impact from the black Luon issue, including lost revenue in the range of $12 million to $17 million, additional costs expected to be incurred and the write down of affected product on hand and expected to be received during the first half of 2013, resulting in a negative impact on EPS of $0.11 to $0.12. This guidance also assumes 146 million diluted weighted-average shares outstanding and a 30% tax rate.

For fiscal 2013, we expect net revenue to be in the range of $1.615 billion to $1.640 billion and diluted earnings per share to be in the range of $1.95 to $1.99 for the full year. This outlook reflects our current expectations of the impact from the black Luon issue, including lost revenue in the range of $57 million to $67 million, additional costs expected to be incurred and the write down of affected product on hand and expected to be received during the first half of 2013, resulting in a negative impact on EPS of $0.25 to $0.27. This guidance also assumes a tax rate of 30% and 146.6 million diluted weighted-average shares outstanding.

Conference Call Information

A conference call to discuss fiscal 2012 results is scheduled for today, March 21, 2013, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measure

Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure — Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the effect of shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards, the duration of any shortage of products available for sale in our stores or for delivery to guests or our ability to obtain replacement products in a timely manner, any expected loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs, and our future financial condition or results of operations. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; negative publicity regarding any of our products or our the production methods of any of our suppliers or manufacturers; the effects of shipments of products that fail to comply with our technical specifications or that fail to conform to our quality standards; the effects of a shortage of products available for sale in our stores or for delivery to guests; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with laws related to our human resources policies or other procedures; our failure to comply with trade and other regulations; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended February 3, 2013 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Contact:

Joseph Teklits/Jean Fontana

ICR, Inc.

203-682-8200

Media Contact:

Alecia Pulman

ICR, Inc.

203-682-8224

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lululemon athletica inc.

Condensed Consolidated Statements of Operations

Expressed in thousands, except per share amounts

	Fourteen Weeks Ended February 3, 2013 (unaudited)	Thirteen Weeks Ended January 29, 2012 (unaudited)	Fifty-Three Weeks Ended February 3, 2013	Fifty-Two Weeks Ended January 29, 2012

Net revenue	$485,489	$371,520	$1,370,358	$1,000,839
Costs of goods sold	210,982	162,476	607,532	431,488

Gross profit	274,507	209,044	762,826	569,351
As a percent of net revenue	56.5%	56.3%	55.7%	56.9%
Selling, general and administrative expenses	121,932	92,977	386,387	282,393
As a percent of net revenue	25.1%	25.1%	28.2%	28.2%

Income from operations	152,575	116,067	376,439	286,958
As a percent of net revenue	31.4%	31.2%	27.5%	28.7%
Other income (expense), net	1,457	380	4,957	2,500

Income before provision for income taxes	154,032	116,447	381,396	289,458
Provision for income taxes	44,657	42,558	109,965	104,494

Net Income	109,375	73,889	271,431	184,964
Net income attributable to non-controlling interest	—	371	875	901

Net income attributable to lululemon athletica inc.	$109,375	$73,518	$270,556	$184,063

Net Basic earnings per share	$0.76	$0.51	$1.88	$1.29
Net Diluted earnings per share	$0.75	$0.51	$1.85	$1.27
Basic weighted-average shares outstanding	144,285	143,501	144,000	143,196
Diluted weighted-average shares outstanding	145,846	145,344	145,806	145,278

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lululemon athletica inc.

Condensed Consolidated Balance Sheets

Expressed in thousands

	February 3, 2013	January 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$590,179	$409,437
Inventories	155,222	104,097
Other current assets	41,652	13,559

Total current assets	787,053	527,093
Property and equipment, net	214,639	162,941
Goodwill and intangible assets, net	30,201	31,872
Deferred income taxes and other assets	19,185	12,728

Total assets	$1,051,078	$734,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,045	$14,536
Other current liabilities	92,675	80,183
Income taxes payable	39,637	8,720

Total current liabilities	133,357	103,439
Non-current liabilities	30,422	25,014
Stockholders’ equity	887,299	606,181

Total liabilities and stockholders’ equity	$1,051,078	$734,634

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lululemon athletica inc.

Condensed Consolidated Statements of Cash Flows

Expressed in thousands

	Fifty-Three Weeks Ended February 3, 2013	Fifty-Two Weeks Ended January 29, 2012
Cash flows from operating activities
Net income	$271,431	$184,964
Items not affecting cash	40,940	32,381
Other, including net changes in other non-cash balances	(32,258)	(13,730)

Net cash provided by operating activities	280,113	203,615
Net cash used in investing activities	(93,229)	(122,311)
Net cash (used in) provided by financing activities	(5,491)	15,364
Effect of exchange rate changes on cash	(651)	(3,517)

Increase in cash and cash equivalents	180,742	93,151
Cash and cash equivalents, beginning of year	$409,437	$316,286

Cash and cash equivalents, end of year	$590,179	$409,437

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lululemon athletica inc.

Reconciliation of Non-GAAP Financial Measure

Constant-dollar changes

(unaudited)

	Thirteen Weeks Ended January 27, 2013[1]	Thirteen Weeks Ended January 29, 2012

	% Change	% Change
Comparable-store sales (GAAP)	11%	25%
Adjustments due to changes in foreign exchange rates	(1)%	1%

Comparable-store sales in constant dollars	10%	26%

[1]	The fourteenth week’s sales of the fourth quarter of fiscal 2012 are not included in the calculation of the comparable-store sales changes.

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lululemon athletica inc.

Store Count and Square Footage1

Fifty-Three Weeks Ended February 3, 2013

Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	174	6	0	180
2nd Quarter	180	9	0	189
3rd Quarter	189	12	0	201
4th Quarter	201	10	0	211

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	494	14	0	508
2nd Quarter	508	30	0	538
3rd Quarter	538	35	0	573
4th Quarter	573	29	0	602

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]	Number of stores opened during the quarters which are branded lululemon athletica and ivivva athletica.
[3]	Gross square feet added/lost during the quarters includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

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